                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 0-10005

                           Biochem International Inc.
-------------------------------------------------------------------------------
             (Exact Name of registrant as specified in its charter)

           N7 W22025 Johnson Road, Waukesha, WI  53186 (414) 542-3100
 -----------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.02 par value
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)           X            Rule 12h-3(b)(1)(i)           X
                          --------                                   --------
Rule 12g-4(a)(1)(ii)                       Rule 12h-3(b)(1)(ii)
                          ----------                                 ----------
Rule 12g-4(a)(2)(i)                        Rule 12h-3(b)(2)(i)
                          ----------                                 ----------
Rule 12g-4(a)(2)(ii)                       Rule 12h-3(b)(2)(ii)
                          ----------                                 ----------
                                           Rule 15d-6
                                                                     ----------

         Approximate number of holders of record as of the certification or
notice date:    1
              -----

         Pursuant to the requirements of the Securities Exchange Act of 1934, Biochem International Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 11, 1999                     By:         /s/ Frank Katarow
                                                   ----------------------------
                                                   Frank Katarow
                                                   President




Instruction: This form is required by Rule 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.